EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q3 2018 Earnings Conference Call November 8, 2018 4:30 PM ET

Executives

Philip Carlson - Investor Relations, KCSA Strategic Communications

Derek Peterson - Chief Executive Officer and Chairman

Michael James - Chief Financial Officer

Analysts

Philip Carlson

Good afternoon and welcome to Terra Tech's Fiscal Third Quarter of 2018 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of our SEC filings. Any forward-looking statements should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today, management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech's Chairman and Chief Executive Officer; and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand it over to Derek Peterson. Derek, please go ahead.

Derek Peterson

Thank you, Phil. Thank you very much for the introduction. And everybody thank you today for joining us for Terra Tech's Third Quarter 2018 results. At the same time, we're going to provide an operational and business update today on the call.

Obviously, a large focus of this call is going to be the announcement we made earlier in the week, that we have signed a non-binding letter of intent to combine forces with Golden Leaf. So today I want to talk a little bit about what we've got looking at from an M&A growth opportunity standpoint, why we've chosen to kind of combine with Golden Leaf at this juncture, the structure of the transaction a little bit and the impact that we think it's going to have from a synergistic standpoint for shareholders on a go-forward basis.

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After we've covered that, I'll recap our achievements for the quarter, hand things over to Mike James as usual for a deeper dive into the financial results. But I'd like to start off coming fresh out of midterm election cycle and talk a little bit about the broader macro political situation in the U.S. As many of you know, we've had a few more states pass some semblance of regulation whether it was adult user medical in the United States.

But even more pivotal than that is everybody's probably heard Jeff Sessions has resigned as Attorney General. Obviously, he's been a bit of an impediment to put it mildly for the cannabis industry and our ability to grow. But the one thing that he's always been correct on is that lawmakers in Congress ultimately need to change the laws to reflect the changing sentiment of the voters in the country.

And again, we are certainly seeing a changing of sentiments as far as cannabis legalization is concerned. More importantly, what we're hearing internally from our side, in our relationships, in our federal lobbying efforts is we will likely see some movement of Cory Gardner states' rights bill as it pertains to adult use in multiple jurisdictions in the country. So we're hoping that this is the beginning of the dominoes tipping over in our favor and to start to see some semblance of federal initiative or federal changing in terms of their stance as far as laws are concerned.

I think a big pathway that opened up for us in addition to Jeff Sessions resigning is Pete Sessions who headed up the Rules Committee. As many of you know, has blocked several votes and several bills as it pertains to cannabis across a pretty broad spectrum. He's lost his seat and we have a more favorable candidate in his position now. So we might have the ability to start seeing more and more bills as they pertain to regulation around cannabis in all areas start to make their way to the floor for votes.

But back to the Golden Leaf transaction, as we announced earlier in the week, we signed a non-binding letter of intent to combine forces with Golden Leaf. Golden Leaf primarily is an Oregon based vertically integrated operator. I want to talk about kind of our reasoning behind this larger M&A transaction. As everybody has seen, we're seeing a lot of consolidation up in the Canadian markets.

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We're starting to see some consolidation in the U.S. markets. And what we're really seeing is that companies are being rewarded for a land-grab, in terms of grabbing permits in multiple jurisdictions out there in the marketplace, so competitive land-grab for permits is important. I've said several times on past calls that market penetration specifically around branding is extremely important. As the industry begins to commoditize or in certain jurisdictions when the flower tends to commoditize, which we've seen in certain markets around the U.S., they didn't put caps on cultivation and manufacturing permit.

Branding is really going to be that factor that separates the traditional, like I said, marginal growers from the branded growers. So we want to make sure that our products that we push out have great brand integrity, great consistency, and that's really going to be the cornerstone of both companies. And as we integrate and combine forces, we're going to put a tremendous amount of emphasis on additional branded wholesale products out in the marketplace.

They have a lot of core competencies in products we don't create and vice versa, so there are some great synergies around that. Size and scale is obviously very important, which is why we wanted to look to do a larger consolidation out of the gate, to get some size and scope. This gives us about 41 licenses on the West Coast, puts us in a very dominant position in this jurisdiction out and in the West Coast covering Oregon, Nevada, California.

We've got multiple applications as you read the prior press release for new jurisdictions in the U.S. as well. So why are we merging with Golden Leaf specifically? Again, they're vertically integrated from the same standpoint that we are: seed to sale, cultivation, manufacturing as well as retail. They have a very similar business strategy that we have from a cultural standpoint. That's one of the biggest risks when looking at potential acquisitions out there, especially ones on a larger scale.

If we go out and buy a mom and pop dispensary, it's pretty easy to change the culture over a period of time. But when we integrate a larger organization that has systems in place, back office in place, marketing teams, branding teams, compliance teams, it's really important that those pieces fit together very well, because if those pieces don't fit together very well, ultimately, the infrastructure can collapse on itself.

So we put a tremendous amount of energy as we've been out there talking to potential partners in the industry, who is going to make kind of the best synergistic and cultural partner for us from an internal standpoint. And we felt an extremely good fit with the Golden Leaf team. William who's the CEO over there and I see things very eye-to-eye, where the business is going from a medicinal standpoint, from an adult use standpoint, how we ultimately need to be positioned for that. And the fact that we think the West Coast is going to be one of the most powerful markets in the U.S. and why we're focusing on dominating and penetrating that marketplace with our wholesale brands as well as our retail brands.

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So we were very aligned from a strategy standpoint, extremely aligned from a cultural standpoint. They brought size and scale along with our size and scale out of the gate, and in addition to that, huge footprint expansion, the ability to have opportunities with international exposure for our brands with their Canadian Division in Toronto.

Golden Leaf's overview, their primary market is Oregon. They have 8 retail stores, their 7 of which operate under the Chalice Farms brand. They also operate indoor and outdoor cultivation, and production facilities. They develop a lot of wholesale products for Oregon's medical and adult-use markets. Their product portfolio is pretty diverse. They have a lot of high-quality cannabis products, great flower strains.

They've won a tremendous amount of awards on that. They've got a lot of complements to our existing wholesale product lineups. They've got everything from infused fruit juice, to tinctures, a lot of things that we don't do. We don't - we haven't gone into the edibles realm yet. They're starting to push down that corridor, which is again a great complement for us as well.

In addition to that, they've got their wholesale products rolling out in the Nevada marketplace and as we have good retail presence there, and our wholesale manufacturing divisions and cultivation are already online, and our manufacturing facilities, we'll discuss a little bit later on in the call, is also coming online here shortly. That's a great complement to our Nevada footprint out of the gate as well.

In addition, they signed a definitive agreement to acquire Tahoe Hydroponics. That should be closing shortly. And that will become part of the integrated entity at the end of the day when we close hopefully in the first part of next year. That's a great complement to our retail brands. Tahoe Hydroponics is one of the premier flower producers and product producers in the Nevada marketplace, great brand recognition, and again, a great complement to our retail footprint as well as our wholesale footprint in that marketplace.

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As I said just a second ago, they've got a Canadian LP as well that that transaction is expected to help Terra Tech enter international cannabis markets through their cultivation of production operations in Ontario, Canada. Golden Leaf also operates a medical cannabis consulting company that secures high-value medical-cannabis patients, and educates them, refers them to licensed producers for their particular products in the Canadian marketplace.

So Terra Tech is ultimately planning to leverage these operations to enable its wholesale branded products to enter the Canadian markets. Furthermore in addition to that, establishing that foothold in Canada is also expected to provide a platform for the company to export our combined brands to global markets, providing new distribution channels to support revenue growth.

What we're seeing out there from a global standpoint in multiple markets throughout Europe and Spain and that type of - those types of areas is there's becoming a significant demand for U.S. brands. People are looking at Northern California specifically and the Emerald Triangle is kind of the Napa Valley of cannabis. And again, there's a huge demand, a significant demand for those types of genetics and brands to be pushed to the European marketplaces.

And we have now with this combination a mechanism to be able to produce our brands in that area and then export those out from a global standpoint to start to continue to garner global brand recognition. The transaction structure, as well as a reminder, it is a non-binding letter of intent. We have a tremendous amount of closing conditions in terms of due diligence, regulatory approvals, permit transfers and those types of things that we need to accomplish.

So our management teams are going to be very busy over the next few months working our way through these processes. But under the terms of the letter of intent, a wholly-owned subsidiary of Terra Tech is going to merge with Golden Leaf, resulting in combined corporation being a wholly-owned subsidiary of Terra Tech.

Golden Leaf will receive 0.1203 common shares of Terra Tech for each common share of Golden Leaf held. And as a condition of the closing, Terra Tech will be required to list its share on the CSE. The listing, of course, will be subject to satisfying all of CSE's requirements. I'll remain in my position as CEO. William Simpson who is the current the CEO of Golden Leaf will become the President of the combined company.

The combined company will benefit from multiple operational synergies, such as economies of scale, improved purchasing power as well as other advantages across accounting, legal, HR, and other company functions that come from operating at scale. We're going to provide increased liquidity and enhance overall capital markets profile with the combined company.

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I would look towards seeing a larger corporate rebranding at the time of closing as well, freshening up the story to investors, making sure that they understand what our global strategy looks like on a go-forward basis. And the fact that we want to leverage our footprint and our significant footprint on the West Coast to continue to develop our retail brands as well as our wholesale brands on the West Coast.

Let's jump into our organic growth initiatives from the quarter for Q3 2018. During the third quarter 2018, we implemented several strategic initiatives intended to drive long-term growth and build value for shareholders. We had some challenges during Q3, that were a bit of an anomaly and we can discuss those a little bit later in the call as well. But the primary challenges and why the quarter was a little bit soft from a revenue standpoint is we had a major shift, as many of you know, this year in California with the adoption of regulation.

California has been legal from a medical standpoint for 20 years. It was quasi-recreational; most people give it kind of connotation, because it was very easy to obtain a medical prescription for cannabis in the state. And we went from a very unregulated market to a very heavily regulated market. And that heavy regulation has come at a burden for most operators here. We have significant taxes, which has made us not super competitive against the black market and grey market providers.

The state at this juncture hasn't put a significant amount of effort and energy into shutting down the gray and black market operations, that are ultimately selling product without all the excise and gross receipt taxes, that we have to pay as a licensed producer. So the competition with the grey and black market has been a tremendous challenge. And it's starting to get better, we're starting to see enforcement letters going out at this juncture, but we hope that next year they add fuel to that fire and begin a more aggressive approach at shutting down these establishments.

They are essentially robbing taxpayers of the tax dollars that are associated with regulation. In addition to that, July 1, the state made all companies that were licensed or regulated operators destroy any remaining product they had left, call it legacy product that didn't meet the current testing and regulatory parameters. So as we went into Q3, we had to bargain sale many, many products and we had to write down some of that inventory and destroy some of that inventory, which had a little bit of a hit at gross margin.

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So between the heavy regulation, the black and grey market competition, the increase in prices because of the excise tax and gross receipt taxes, coupled with having to migrate all that product out the door Q3 was a bit of an anomaly. It had some kind of untraditional headwinds that we had to face. That we've worked our way through.

Q4 will have the remnants of that a little bit as we look forward to Q4. But I think as we approach 2019, hitting on all cylinders, we're going to be back in a situation, where we don't have as many of these hurdles and many of these headwinds. We've had a new governor in California, Gavin Newsom was elected. He's very friendly to cannabis as many of you know. He's also very friendly to small business. And I should see some semblance of reduction in some of these regulations that are cumbersome and provide too many headwinds to the industry.

In addition to that, during Q3, one of the biggest reasons we were a little light on the revenue side of the equation is we shut down our manufacturing facility in Northern California and we had to rebuild our cultivation facilities to bring everything up to code for the new regulation. So we basically had to shut down cultivation, shut down extraction. We'll be ramping these back up in Q4 and Q1 of next year.

So for Q3, essentially we were operating as a pure-play retailer, without the wholesale initiative backing up the revenue multiples. And we figured this was a good time to be able to accomplish that, because a lot of people are having a challenging time in the marketplace. There we're a tremendous amount of wholesale providers that weren't able to get licensed, that still aren't able to get licensed.

Our shelves were a little bit bare in Q2 and then pouring over into Q3 as well, because again a lot of the traditional people that we did business with in the past weren't licensed under the current regulatory scheme and weren't able to sell products to our retail dispensary. So there were a lot of challenges across the board, but that was the primary reason why Q3 was a bit of an anomaly from that standpoint.

Again, Q4 will have some remnants of that, but coming out of Q4, we should see ourselves in 2019 with a little bit more smooth sailing and probably see some nice uptick in the adult-use market in California.

Oakland, as you know for some of the new shareholders and investors that are on the call, we have a retail dispensary in Northern California, in Oakland. We have an on-site cultivation, about 130, 135 lights there. That was one of the facilities that we had to shut down. We should be finished with construction there in about 30 or 45 more days. We'll have that facility lit back up and hit 2019 running again with that wholesale division, which will add to top line revenue, but more interestingly for the product that gets push through our doors that will obviously increase gross margin expansion relatively significantly and specifically for our Bay Area facilities.

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Just south of there, San Leandro, we have a retail facility that should be opening up in early December. We're getting up definite date from the city of San Leandro to open that facility in a ribbon cutting. So sometime in early mid-December, we'll be having our grand opening of that location again hitting 2019 that will add to the top line revenue as well as the productivity of our asset base going into next year.

Santa Ana, as we've telegraphed previously, we just came out of the last application cycle winning multiple permits in the Southern California Santa Ana jurisdiction, the nice part about Santa Ana, and this area of Southern California, south of Los Angeles, there aren't very many jurisdiction that are licensing right now.

So the Newport Beach's and Laguna Beach's of the world and the Irvine's of the world, they have no intent, matter of fact, many of them have passed moratoriums against opening up retail dispensaries. But Santa Ana's kind of in the middle of all of these tours destination is a great outlet to be able to produce product and then as delivery of the mechanism as an adjunct to retail to be able to capture some of the marketplace down here.

So of course, we have an existing dispense retail dispensary in the Santa Ana marketplace, but we won three additional retail permits on this last cycle. One of those retail permits was a joint venture of the company-owned 25% of that that one we will not be operating, that one we will be selling out the marketplace, we do have some offers on that right now. That goes back to what we've discussed during our last call to take it easy on the capital market in certain jurisdictions. We're going for more permits than we actually need that way we can take some of those permits and sell some of those permits in the marketplace, because one of our core competencies in the path has been permitting with 100% track record.

We wanted to be able to leverage that competency with producing additional capital coming into the company that we could use for build out rather than having to go back and tap the capital markets. So there's a great example, we just closed on a facility that we sold in the Las Vegas marketplace for $6.25 million, so between those two transactions and a couple more that we have coming down the pipeline. We're going to be able to capitalize some of these other more profitable projects that we have without having to go back to the capital markets.

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So we will be keeping two of the retail permits in the Santa Ana marketplace and we'll be opening up those stores, hopefully sometime in Q1, Q2 of next year, that all again will be adding to the 2019 portfolio as well as the revenue production kicking on sometime in Q2. We'll keep everybody abreast as we go through the construction cycle there. In addition to that, we won multiple sets of cultivation, manufacturing as well as distribution permits of the two facilities down here.

We will be operating one of the satellite locations down here, where we'll house, our retail facilities, our cultivation facilities, our manufacturing and distribution facilities, all at one location. At the other facility, the Dyer facility will likely be leasing out the back to a potential partner, who will absorb most of the fees associated with - the lease with the building and that way we can have the retail storefront, have a cultivation or extraction partner occupying the back, gives us access to good products coming out, takes it easy on the CapEx, because they'll be contributing the CapEx associate with our larger scale product. And it gives us the ability to produce more product for our wholesale facilities throughout the Southern California marketplace.

In addition to that as many of you know California being the fifth largest economy in the world, we believe we have a first mover advantage in this marketplace, we're putting most of our energies into penetrating this marketplace even further.

So from an M&A standpoint and organic growth standpoint, again we've got multiple applications out there, we're going to be putting in additional applications a nice part going back to this potential Golden Leaf transaction, as they have multiple permit applications and a lot of the jurisdictions that we wanted to go in.

So for Nevada, for example, they have multiple applications into the marketplace there, West Hollywood, so we have two shots in multiple jurisdictions to expand the retail footprint pretty drastically. Most of these applications will be finding out sometime in the realm of late November, early December depending on the jurisdictions, they keep extending the deadline with a couple of weeks at a time. But I think coming into year-end most of these jurisdictions are going to want to make some semblance of an announcement.

Jumping over the Nevada a little bit, again we have our cultivation facility that we have in partnership with NuLeaf up in the Reno, Washoe County marketplace that is fully lit up, we're expanding the rooms there right now, adding genetics will be pulling down our first crop in the not too distant future. And then, in addition to that our manufacturing facility that's located about 10 minutes away from our cultivation facility that when we should be getting our licensing sometime in early to mid-December.

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So again, we'll have the full vertical integration portfolio put together entering to 2019 marketplace. And that doesn't - that's notwithstanding the potential Golden Leaf products that they're producing there as well as the acquisition that they have a potato hydroponic, which essentially doubled our cultivation footprint as well as get significant brand equity and integrity from a developed producer that has great recognition in that marketplace for us.

As I said just a moment ago, we did sell one of our retail dispensaries; it was an underperforming location for us, we had about $1.4 million into that facility. We sold it for $6.25 million, we redeployed that capital and purchased a building off of Fremont Streets around the corner, Fremont and 4th Street, right next to the White Castle burger of all places, we have a new retail location that we hope to win one of the new permits in the next round to migrate there.

We think that will be a far more productive facility, so if you look at that from a trade standpoint we're able to take that capital and not have to go back to the capital markets deploy that the real estate use that money for the CapEx for the retail facility. And hopefully open up a retail store there that has far more top line revenue than the existing one that we have. So we're moving some pieces around on the chessboard to better leverage those particular assets for our investors benefit at the end of the day.

So again, as I said you before, we have some additional retail applications into the Nevada marketplace, we should here late November, early December as well as Golden Leaf has multiple applications throughout multiple marketplaces in the Nevada as well, hopefully, that probably expands our cultivation, our retail footprint on the West Coast coming out of those permit races.

Jumping over to New Jersey, where we have Edible Garden again for those of you that are new to the company, we also have an agricultural segment, where we grow regular produce herbs, green leaf lettuces, bibb lettuces, those types of things were sold in about 3,000 doors throughout the Midwest, Northeast as well as California, Marsh's, Krogers, Market Basket, Stop & Shop most recently. We've got great expansion there, we're starting to really get our stride, the facility that maximum capacity right now.

As I said, we just picked up Stop & Shop and Giant-Landover to supply organic leafy greens to their retail outlets. That really shows a level of trust and confidence in our Edible Garden products and further deepens our relationships by the frightening access to a greater number of changes in retail outlets in those jurisdictions, where we're currently embedded.

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The first orders of Edible Garden's organic leafy greens to both those new customers that I just discussed will be shipped in the fourth quarter of 2018. In addition to that, as many of you know, there's been a lot going on in the cannabis industry in New Jersey, we put in three vertically integrated applications in North, Central and South that would encompass Jersey City, New Brunswick as well as Atlantic City.

We - I think, they pushed the permanent announcements to December, and now I'm hearing maybe early January. So again, as everybody's coming out of midterms and to the end of the year, they've deployed their internal teams to score and process these permits. But they're getting more and more competitive jurisdiction by jurisdiction, and what we're seeing now is hundreds and hundreds of applications are coming in and almost every time there's a permit opportunity in the U.S., and that puts obviously a tremendous amount of strain on the local government, and that's why we're seeing some of these timeframes pushed out.

So we hope to hear maybe late December, early January on the New Jersey opportunities, we hope to walk out with at least one vertically integrated opportunity there will keep shareholder surprises those dates swing around. But as it sits right now latter part of this year or early January for that location, and then for now and then that in West Hollywood those should be late November, early December and again those needs - those mile markers are moving around a little bit. But we'll come back to shareholders as we get more definitive information coming out of the local governments.

At this juncture, I'll now turn the call over to Mike James, Terra Tech's Chief Financial Officer to do a little bit of a deeper dive into our financials. Mike?

Michael James

Thank you, Derek, and good afternoon, everyone. I will now provide you with a summary of our third quarter 2018 results for the more detailed results, please refer to the press release we issued earlier today, which is posted on our website along with the Form 10-Q filed with the Securities and Exchange Commission. In addition, please note that we compile our financials on the U.S. GAAP including our non-operating expenses.

For the three months ended September 30, 2018, we generated revenues of $7.08 million compared to $10.12 million for the three months ended September 30, 2017, a decrease of $3.04 million or 30%. The decrease was primarily due to $1.77 million decrease in IVXX revenues due to the relocation of our IVXX production facilities to an upgraded facility, which is intended to facilitate an increase in production and enable us to achieve greater distribution throughout California.

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Product completion is estimated to be in the fourth quarter of 2018, revenues will - were also impacted by $550,000 decrease from Nevada's MediFarm dispensary revenues and $420,000 decrease in Blüm Oakland, resulting from higher California state excise tax effective January 1, 2018, which negatively impacted demand.

Our gross profit for the three months ended September 30, 2018 was $1.52 million compared to a gross profit of $2.33 million for the three months ended September 30, 2017, a decrease of approximately $800,000.

Our gross margin percentage for the three months ended September 30, 2018 was 21.5% compared to 23.1% for the three months ended September 30, 2017. The decrease was primarily attributable to the cannabis segment as we reported lower revenues related to our fixed overhead costs.

Selling, general and administrative expenses for the three months ended September 30, 2018 were $9.47 million compared to $6.24 million for the three months ended September 30, 2017, an increase of $3.23 million or 51.9%. The increase was primarily due to $1.6 million increase in salaries and related payroll taxes due to new hires in the compliance department and overall headcount increases. A $690,000 increase in stock composition expense related to employee bonuses, and $440,000 increase in rent expense and $200,000 increase in other professional fees related to outside consulting - consultants implementing new accounting systems.

We realized a net operating loss of $7.95 million for the three months ended September 30, 2018 compared to an operating loss of $3.9 million for the three months ended September 30, 2017, an increase of approximately $4.05 million. We incurred a net loss of $13.74 million, or $0.19 per share for the three months ended September 30, 2018 compared to a net loss of $7.79 million or $0.16 per share for the three months ended September 30, 2017.

Management will continue its efforts to lowering operating expenses and increase revenue. We will continue to invest in further expanding our operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting our name in products. Given the fact that most of the operating expenses are fixed or have quasi fixed character we expect that as revenues increase, those expenses as a percentage of revenue will significantly decrease.

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Now turning to the balance sheet. On September 30, 2018, we had a cash balance of approximately $3.4 million compared to a cash balance of approximately $5.4 million at December 31, 2017. We had no net short-term debt as of September 30, 2018 long-term debt increased from approximately $6.6 million to approximately $13.8 million during the three months ended September 30, 2018.

Stockholders equity for the third quarter 2018 amounted to approximately $93 million compared to $76.8 million as of December 31, 2017.

Now, I'd like to turn the call back over to Derek for some closing comments.

Derek Peterson

Thank you, Mike. And again, everybody this is a really exciting time for the industry at large from a political standpoint, from a consumer sentiment standpoint, from a legalization standpoint. RBC Capital Markets came out with a legal cannabis category in the U.S., they said set to grow at 17% compound average growth rate over the next decade to as much as $47 billion in annual sales. As we're seeing the economy grow. We're seeing legislation in favor of decriminalization has also become very popular among constituents support for legalization to - it has reached a record high, I don't know, if you saw the recent Gallup poll that came out that 64% of Americans are now in favor of a tax and regulated structures that pertains to cannabis.

We're seeing very significant bipartisan support. At the side, especially for medical and hemp, but that's a lot of its carrying over to adult-use at this point. We're committed as a management team to advancing the business so it is ready and able to be a market leader in this booming legal cannabis industry.

And again going back to the Golden Leaf transaction, we're going to be working very aggressively over the next few months to go through due diligence for regulatory requirements, the auditing and all the things that we need to do with the management team to put these two pieces together. Because we think, it's a one plus one equal to five type scenario at the end of the day. And again, coming out of that, I'd look towards a complete corporate rebranding of the new structure coming out into the marketplace.

With that, I'd like to turn the call back over to Phil for questions and answers. Phil, I assume we got some questions in.

Question-and-Answer Session

Q - Philip Carlson

Yes, we do. First question, can you explain why revenues were soft for Q3?

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Derek Peterson

Yeah. I think we just touched on that. I mean, we - again, we were a pure retailer during - sorry, during Q3. We had none of our cultivation, none of our extraction up, and that was really just a byproduct of the regulatory environment, the extraction and manufacturing facility was really a byproduct of us wanting to migrate that down south, because we have a bigger facility down here.

We have the beverage line that we're bringing to the marketplace. We wanted to make sure we had everything under one roof from a manufacturing of concentrates, to edibles, to consumables, to beverages you name it, especially, with this potential Golden Leaf merger that's taking place. We'll have a lot more product lines that we're used to producing on top of the cards, waxes, concentrates, that we already did. And we need to make sure we have the proper facility to be able to do that.

The cultivation on the other hand, we essentially again had to shut down those facilities to rebuild and re-fabricate those, to get those up to current regulation. But all those are coming online in the next month or two. In addition to that, we have the new cultivation facility coming online towards the latter part of the year as well. I don't know when the final permitting with the city will happen. But we'll have construction complete coming into yearend.

That's another couple of hundred lights up just adjacent to our retail dispensary by the Coliseum and by the airport area of Oakland. So that's a whole other infrastructure piece that adds to our wholesale and adds to our margin expansion that we did previously happen to have. So not only was it somewhat of an anomaly, because again we were acting as a pure retailer, but we're coming back for 2019 with all that back online, but actually even stronger, because we'll have a larger and more significant footprint from a manufacturing standpoint, as well as the cultivation.

I think most people know that none of these stories for any one of these companies are a quarter-over-quarter story. These are really 2020/2021 narrative, who can build the biggest footprints, get the best brand penetration and set them out, sell them up for success with economies of scale and significant synergies.

Philip Carlson

All right. Next question, how did the Golden Leaf merger affect Terra Tech's desire to list on the NASDAQ or NYSE?

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Derek Peterson

That doesn't change. I mean, if we had the ability to list on an exchange tomorrow, we'd of course do that, because that would give us potential access to the significant capital markets and institutional investors, all the things that we're seeing these Canadian companies like Canopy and Tilray have access to, because they're not embedded in the U.S. where it's federally illegal.

So that's less of a byproduct of having size or scale. That's more of a byproduct of the federal regulatory environment. So we're hoping again with Cory Gardener's bill, the states' rights bill, starts to get some attention, makes its way to the floor for vote. We've heard again through multiple sources that the President is in a position where he would sign something like that. I believe it was also publicly assured to Cory Gardner who has come public with that statement as well.

So we hope that comes to fruition, because we think that's the most responsible approach to legalization, as a states' rights approach, and it allows us the flexibility to kind of navigate the certain states we feel like create the best upside for our shareholders. And obviously, Nevada, California, Oregon and other parts of the West Coast is where we're primarily focusing our attention right now.

Philip Carlson

Okay. Next question, would Terra Tech move to list on the Canadian Securities Exchange? Can we expect international expansion? And if so, what country do you feel would be initial targets?

Derek Peterson

Yeah, thanks for that. So, yeah, one of the things that we want to do is coming out of this merger, have a cross-listing thing on the CSE. That gives us access to the U.S. capital markets. It will also give us access to the Canadian capital markets, which at times are a little bit healthier from a size and structure standpoint to what we're seeing here. So we just ultimately come out.

When I say it's a one-plus-one-equals-five type scenario, we come out with better access to capital. We come out with a stronger shareholder base. We say significant capital CapEx and OpEx. And what I mean by that is, they were coming into California. Now, they don't have to build a cultivation and extraction facility. That saves $10 million, $12 million by not having to invest in that, because we'll utilize the infrastructure that we have and the projects that we're building to fulfill the demand of all of our wholesale products.

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Same thing in the Nevada marketplace, we likely don't have to expand our cultivation footprint there. Now, with the picking up - a potential picking up of Tahoe Hydroponics, great synergy great compliment. That saves millions of dollars to the company from a CapEx standpoint, which means we don't have to go back to the capital markets from that. So we need vertically integrated facilities in each jurisdiction that we're in. But if we were two separate companies, we would need two sets of those vertically integrated. So it's not rocket science at the end of the day to see just from a CapEx standpoint the amount of cost savings that's going to take place.

And then from an OpEx standpoint, from a buying power standpoint, as you see, most of these West Coast brands are in multiple markets now. So you're seeing California brands in Oregon and Nevada. Nevada brands in California. That gives us size and scope from a buying power standpoint. If we can start shaving off 5% and 10% on the products that we're buying, that really adds to gross margin.

So we're working to put these pieces together to save not only from a CapEx standpoint, from an OpEx standpoint as well, from an ongoing standpoint. One audit, one set of auditors. We cut down on legal, that type of thing, so huge cost savings just from a peripheral standpoint, from an operating standpoint for the company.

But again, they come with a piece that we didn't have. They come with a Canadian producer, which gives us the ability to produce our products and distribute those products throughout the Canadian marketplace. But even more importantly, like you just asked, it gives us the ability to push our brands out to the European market. So we're not really ready at this juncture, because again, we're still going through all the throws of putting the merger together and going through due diligence.

We'll work on strategy towards the latter part of this process. But we, obviously, have a huge appetite. And I know William and his team have a huge appetite to start producing brands with the European markets, just because, again, going back to what I said previously, there's a tremendous appetite for U.S. brands, specifically California brand, in these global markets. And we want to make sure we're one of the people that are feeding those global markets with those brands out of the gate.

Philip Carlson

Perfect. Next question is management still making headway in New Jersey. Do we have a timeframe as to when we can see some progress there?

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Derek Peterson

Yeah. I said earlier, we - I think they have publicly stated sometime in early mid-December, but now I'm hearing internally that's probably going to be early January. So I guess at this point, I'd be surprised if we heard anything in December, I think the likelihood probability is we're going to hear about those permit applications rolling into January. I'm also hearing, they might top the amount of permits that they are essentially going to issue out of the gate, which will give us a better chance to securing one of these permits in one of these jurisdictions.

So we will keep everybody apprised of that, and in most of these jurisdictions put out public commentary on their candidates' portals, the government portal. So people can pay attention to those for more information as well.

Philip Carlson

Next question, can you provide an update on the cannabis use to beverage line?

Derek Peterson

Yeah. We're working to get that out in Q1 of next year and that was one of the reasons again why we needed to, kind of, migrate the facility from Northern California down to Southern California with some of this square footage that we procured down in the Santa Ana marketplace. So ultimately, we want Santa Ana to become our manufacturing hub as well as an existing retail hub for us and migrating our corporate offices over there. So that's going to put us in a position to be able to push multiple products and multiple brands out through the California marketplace.

We can also utilize our distribution permit up in Northern California to migrate product up there for dissemination through other retailers, through Northern California through one central hub as well. So we're ultimately centralizing our manufacturing operations in Southern California, so we can have inherence to rules, regulations, compliance and SOPs, have consistency of products and protocols at the end of the day and not have something that's operating far away, where we have limited amount of oversight.

So that's really the intention of doing this down here. But the beverage line is going to be a significant amount of attention for us, and I think the first products are going to be coming to line with a sparkling beverage kind of champagne; we're not calling it champagne. Obviously, but that type of infused product then on the backbone of that will do it infused margarita mix and infused lemonade and that type of things. So we will be coming out with a suite of products, the branding on it looks remarkable, the mockups look outstanding and then brand that point right now. We're configuring the bottling lines and that type of thing and starting to work with the city down here to get those facilities up and running as soon as possible.

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Philip Carlson

Great. Next question, can you provide an update on the VandeVrede lawsuit?

Derek Peterson

There's nothing more than that's what listed in the Q there, lawsuits are a huge waiting game. So I think, we're at the point right now, where some of the lawsuits have been consolidated and that type of thing. And so we're just waiting for discovery, we're waiting to open up the ability to be able to depose them. We feel very confident with our positioning here at the end of the day and we're going to run this full course from start to finish that will of course obtain our disclosures as things change. But nothing that much different than what's in our current legal disclosures, right now.

Philip Carlson

Okay. Can you explain management's decision to invest in Hydrofarm?

Derek Peterson

Yeah, and that was kind of a two-fold decision from us from a structural standpoint. Number one from a capital markets perspective, I've known Hydrofarm for a long time and with the Sunlight acquisition and consolidation. There is the only true independent supplier of wholesale products out there. And so they're doing a tremendous amount of revenue, they've been around for a long, long time. We use and by those products and have for a long, long time. So the valuation made a tremendous amount of sense considering what valuations are in the marketplace for companies that are on the periphery of cannabis, right now.

So the investment - from a pure investment standpoint made a tremendous amount of sense and the hope is that we can turn that $5 million is something far greater than $5 million or redeploy that capital back into our operations without having to go back to the capital markets. The nice part about having the position and longevity that we've had in the marketplace, we see a lot of deals to invest in. So we want to make sure we're venture minded in doing some partnerships that are creative to us internally just from a capital markets perspective, but going even further than that from a CapEx, OpEx standpoint.

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We just took down a large lighting order from Hydrofarm to outfit one of our new facilities and saved a tremendous amount of cost, because of the relationship there. So because we're in CapEx mode, that's going to pay us, dividends back just from a saving standpoint. But then from an operating standpoint, we buy nutrients, we buy new bulbs, we buy all sorts of new systems, we upgrade, we refurbish all of those things mean buying goods and materials and now we have a trading partner. We have a trading partner that we're heavily embedded with that's going to save it's a significant amount of capital from a CapEx, OpEx standpoint going forward.

One of our focus is obviously is operating margin and this investment is going to make us more competitive from that standpoint, but again just from a pure capital market standpoint. We think it was a good opportunity to from an investment standpoint to turn that five into something greater than five.

Philip Carlson

Okay. Next question is a three-part question. What type of cost savings, revenue opportunities do you foresee when the Golden Leaf deal goes through? Would Blüm and Chalice brands exist in the same markets? And beyond the roles of Derek and William, what does the C-suite look like?

Derek Peterson

C-suite's relatively remaining the same - I'm maintaining my position, Mike Nahass is Chief Operating Officer, Mike James is Chief Financial Officer. William will come in as President. As far as the brands are concerned that's going to be kind of delving into the strategy, the broader macro strategy of the potential combination that will be dealt with a little bit downstream right now, again we're focusing on due diligence in the regulatory side of the equation.

So we'll come back and get that's freshening up the corporate rebranding, but also at the same time start to establish, which is the dominant retail brand. What are the whole suite of wholesale brands we want to bring out to the market. But brands aside for a second, one thing that they're bringing to the table or products that we don't sell, one thing that we're bringing to the tables, products that they don't sell, we don't do fruit chews, they don't do beverages. We put a lot of time effort and energy into developing the beverage line, they put a lot of effort in energy and capital behind the fruit chews and tinctures.

We're going to have the ability to across that on multiple marketplaces that should all mean significantly more revenue for the combined entities at the end of the day from that standpoint. The real synergy is from a cost standpoint of what I said earlier, the fact that they don't have to come down in this jurisdiction, in the Nevada jurisdiction and build multiple vertically integrated facilities, because we will have those vertically integrated facilities.

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And in the Oregon marketplace, where we wanted to move into next, we now don't have to go in there and build out retail nor do we have to go in there and build out vertically integrated facilities. So the combination of both companies just from a CapEx standpoint is going to save millions of dollars. But then from an OpEx standpoint, we're going to have a tremendous amount of synergies and symbiotic type of relationships there as well.

Again, we don't need two sets of auditors, audit costs are off the charts. These companies spend $0.25 million, $0.5 million, $0.75 million depending on their size and complexity to accomplished SOX audits and the financial audit. So that enough itself the legal bills, all those types of things are going to be great synergies from an OpEx standpoint.

And then from an access to the capital markets, we think because of the size, scope in the cost savings the combined entities, they access to capital, because we're going to have the ability to access the Canadian markets as well as the U.S. markets, and leverage those against each other at a time, we should have healthier financing from a company standpoint for build outs and for ongoing operations.

And then again, it just gives us the critical math that we need to go out and continue to focus on combined M&A. So we've got a tremendous amount of retail footprint right now and even though, I think, the wholesale brands are really where the long-term value with retail to me is going to be where most of the energy is over the next several years, because it's really the only environment that socializes cannabis with the consumer at the end of the day. It's like liquor stores, if you imagine if liquor were only served and only sold in liquor stores. You couldn't get it in stadiums, on the airplane, at movie theaters, only in liquor stores. And that's what the cases for cannabis right now.

So there's a tremendous amount of power for having retail shelf space for your own brands as well as you're creating various entry for other brands, because of that pathway we see a lot of potential synergies and opportunities to combine post consolidation of these two companies with other companies that are occupying the wholesale space and doing so very successfully.

So William is completely aligned with our team in terms of getting this deal done creating the effective synergies and to start looking out in the marketplace again of what other opportunities we can bring in-house from an M&A standpoint that shore up our wholesale brand penetration into the key markets that we're focusing on.

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Philip Carlson

Okay. Next question, is the regulatory environment stable in California?

Derek Peterson

I mean, it's definitely stable. It's just been frustrating, as candid as possible. And the frustrations were what I said they were. They were anomalies of having to shut your facilities down to rebuild those up to different regulatory codes. It was having to dispose of products that didn't meet the current testing parameters, or having to bargain basement sale those going into those deadlines. So the regulation really had an effect on operations, and almost dictated operations during Q1, Q2 and Q3 this year.

But again, the nice part about the bureaus right now, especially on the retail side is they really are listening to the industry and they're adopting changes, and then looking at how they can streamline efficiencies and not be so kind of headwindy to the operators in this space. And again, the most important thing that I think they can do is cracking down on the gray and black markets and making sure that unlicensed producers aren't able to sell their products out to consumers. And then more proactively, we're trying to organize the industry in California for a buy-legal type campaign, to really educate consumers the same way the produce industry has with organics or I should say the retail industry has with organics. Why are you paying more? You're paying more for your own personal health.

Well, if you think food has a huge effect there, imagine something that's combustible in nature. So we think consumers really need to be educated. And, yeah, you may be saving 10% buying from an unlicensed delivery service or unlicensed dispensary. But are you smoking aflatoxins, are you smoking contaminants, are you ingesting products that may have - affect your immune system in some capacity. So we really need to be proactive as an industry to educate the consumer base. But also the regulatory body and regulatory authorities need to put more emphasis and time and energy into cracking down on that segment of the industry, because they're not garnering any tax benefits.

And I think they're beginning to understand that. So it's getting healthier. And I think next year it will get even more healthy from an operational standpoint. But again, it's just one of the growing pains. We wanted to play in the fifth largest economy, we think there's a tremendous amount of upside in the state, but again, we had to go through the growing pains as most companies have in this space in California for 2018.

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But, again, we think there'll be a little bit clearer runway coming in 2019 and especially coming 2020. So our focus and our emphasis is to really build out our California footprint, adding stores in the Bay Area, adding retail throughout Los Angeles, all the way down to San Diego, through organic permit applications as well as M&A and organic acquisitions out in the marketplace as well.

Philip Carlson

Okay, yeah. What is the timeline to a CSE listing and does the company have to make any changes in order to qualify?

Derek Peterson

We are working towards having that dual listing done in combination with closing the transaction. So anything more than that, we're really at the beginning stages of putting together all the due diligence, the regulatory framework and that type of thing, so little premature to timeline everything from that standpoint. But our goal and objective is to have that dual listing at time of closing the combined company as well as the rebranding done.

Philip Carlson

And the last question, can you talk about the synergies between Terra Tech and Golden Leaf that made this deal so attractive?

Derek Peterson

Again, I think we jumped in that in multiple parts of the call. The big piece was really again just the cultural side of the equation between their team and our team. The potential integrations I think going to be relatively smooth. Their head from a strategy standpoint is very much in line with where we're at. We think the market that we're all in are the most important markets on a go-forward standpoint.

And then the economic synergies are what I said earlier, the CapEx and OpEx savings, the savings on peripheral service providers, the reduction in costs associated with pooling our buying efforts in multiple marketplaces, and again most significantly, the savings in CapEx cost and not having to build out multiple facilities to service two separate companies.

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And so, our hope and objective is that off the backbone of our combination is to, again, get out there and get heavily focused on major M&A and specifically in the wholesale division for people that have great wholesale branded products with great distribution penetration into the marketplaces that we're in right now. So the synergies are very robust and we're going to identify a lot more of those synergies.

And as we get through definitive docs and start to forecast and do that type of thing, we'll come back into the marketplace and really begin to outline the cost savings, the efficiencies, the potential for top-line revenue increases. And then again, I think shareholders and prospective investors will have an opportunity to see coming out of this permitting season that we're going through right now, how successful we are to add to the existing 41 licenses that the combined company hold right now.

So our hope is that we've got a dominant position in - combined company will have a dominant position in the West Coast. But coming out of this permitting season, we hope to even secure that dominance even more so with additional retail cultivation and extraction footprint in the key markets that are most important to us.

Philip Carlson

Okay. That's it for questions.

Derek Peterson

That's it? Then all right. Well, again, thank you shareholders. We normally have 400, 500 people on these calls. I appreciate you taking the time. I hope we explained kind of the anomaly for Q3 as it ties back to the California regulatory environment. We're extremely committed to continuing to give updates on the synergies between the Golden Leaf transaction and the Golden Leaf merger with Terra Tech.

On behalf of the Board of Directors, the officers, all of our employees, thank you for taking the time. I also wanted to take this moment to thank our auditors, Marcum. This was our first quarter with Marcum. We had a very smooth review process. And I also want to thank our auditing team, who works tirelessly coming out into these quarterly reviews and more specifically into the upcoming annual audits.

With that, I will look forward to discussing updates with you in an ongoing basis, and take care.

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